Exhibit 99.1

EagleRock Announces Third Quarter 2026 Results

Raises full-year 2026 Adjusted EBITDA guidance to a range between $133 million and $137 million

November 3, 2026

Houston, TX – EagleRock Land, LLC (“EagleRock” or the “Company”) (NYSE: EROK) today announced its financial and operating results for the third quarter ended September 30, 2026.

Third Quarter Financial Highlights

•	Reported revenue of $43.3 million and net income of $11.3 million

•	Delivered robust Adjusted EBITDA of $34.0 million, with an Adjusted EBITDA Margin of 78.5%,

•	Generated strong Free Cash Flow of $31.8 million, representing Free Cash Flow Conversion of 93%

•	Raised full-year 2026 Adjusted EBITDA guidance to a range of $133 million to $137 million, reflecting both additional organic growth and the contribution from Intrepid Ranch.

Recent Business Highlights

•	Announced a new agreement with Double Eagle V for an additional dedication of approximately 35,000 acres in the Midland Basin (the “Double Eagle V Dedication”)

•	Closed two strategic Midland Basin bolt-on acquisitions totaling approximately 2,000 acres for approximately $15.4 million (the “Acquisitions”)

•

Executed a lease with a sand operator to develop a sand mine on Intrepid Ranch and in late stage negotiations for multiple AGI projects in New Mexico, each creating an additional royalty stream for EagleRock

Management Commentary

“EagleRock’s position across the Midland and Delaware Basins reflects the strength of our integrated model, with complementary assets, deep relationships, and durable royalty and fee-driven cash flow across commodity cycles,” said Greg Pipkin, Chief Executive Officer of EagleRock. “Our third-quarter results reflect our continued focus on disciplined execution and creating long-term value for shareholders.”

“Our cash flow generation provides the flexibility to pursue attractive opportunities while maintaining a disciplined balance sheet. To that end, we’re pleased to announce a new, substantial acreage dedication from Double Eagle, alongside additional bolt-on acquisitions that further densify our footprint in the Midland Basin. Together, these transactions deepen our water infrastructure, expand our royalty base, and tie our own organic growth directly into the strength of our relationship with Double Eagle. This is the same disciplined, accretive approach to growth we have spoken to in the past, and we remain confident in our ability to continue building on it.”

Third Quarter Results

EagleRock generated revenue of $43.3 million in the third quarter of 2026, compared to Normalized Revenue of $46.8 million in the second quarter of 2026. The third quarter is the first quarter presented entirely on an as-reported basis.

Adjusted EBITDA was $34.0 million, representing an Adjusted EBITDA Margin of 78.5%, compared to Normalized Adjusted EBITDA of $36.2 million and a Normalized Adjusted EBITDA Margin of 77.5% in the second quarter.

Diversified Revenue Streams

Resource Sales revenues were $12.7 million in the third quarter of 2026, or 29% of total revenue. Resource Sales results reflected brackish water volumes in New Mexico, consistent with the pace of completions activity on our acreage. In Texas, Resource Sales volumes increased as our Shallow Valley system continued to benefit from the accelerated synergy realization through its connection into the DE Flow water management system.

Surface Use Revenues were $11.3 million in the third quarter of 2026, or 26% of total revenue. Surface Use Revenues primarily reflects heightened commercial activity across our ranches, which resulted in robust surface disruption fees and easement payments.

Surface Use Royalties revenues were $19.4 million in the third quarter of 2026, or 45% of total revenue. The results were driven by meaningful recycled water royalties and continued strength in produced water takeaway volumes.

Free Cash Flow Generation

Free Cash Flow for the third quarter of 2026 was $31.8 million, compared to $22.4 million in the second quarter of 2026, representing Free Cash Flow Conversion of 93%. Capital expenditures for the quarter continued to trend low and were $1.1 million, reflecting the capital-light nature of the Company’s business model.

Balance Sheet and Liquidity

As of September 30, 2026, the Company had total debt of $70 million, cash and cash equivalents of $12 million and net debt of $58 million. Net leverage, calculated as net debt divided by the midpoint of the Company’s full-year 2026 Adjusted EBITDA guidance, was 0.4x. Total liquidity was $142 million, comprised of $12 million of cash and cash equivalents and $130 million of available borrowing capacity under the Company’s revolving credit facility, which includes $200 million of initial capacity and the ability to request up to an additional $100 million.

EagleRock funded the Intrepid Ranch acquisition, which was completed for a total purchase price of $78.3 million, primarily through its revolving credit facility. Following the initial draw in August, the Company repaid $10 million in each of September and October, partially offset by approximately $16 million of borrowings in October to fund the Acquisitions. The Company expects to continue allocating approximately $10 million per month toward debt reduction.

2026 Outlook

For the full year 2026, the Company is raising its Adjusted EBITDA guidance to a range of $133 million to $137 million, inclusive of the Intrepid Ranch acquisition. The $135 million midpoint compares to a $131 million midpoint in the Company’s prior guidance, with the $4 million increase reflecting approximately $2 million from Intrepid Ranch and approximately $2 million of additional organic growth.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Conference Call and Webcast Information

The Company will hold a conference call on November 4, 2026 at 10:00 am ET / 9:00 am CT to discuss third quarter results. A live webcast of the conference call will be available on the “Events & Presentations” section of the EagleRock Investor Relations website at https://ir.erok.com/.

Additionally, a replay will be available shortly after the call’s conclusion. Analysts and investors looking to participate in the Q&A can access the call by dialing (833) 461-5787 or (585) 542-9983 and entering 721 302 913 as the meeting ID.

About EagleRock

EagleRock (NYSE: EROK) is a land management company that owns or controls approximately 288,000 acres in the heart of the Delaware and Midland sub-basins within the prolific Permian Basin. In addition, EagleRock has an interest in up to approximately 105,000 acres pursuant to an acreage dedication related to its Midland Basin water infrastructure assets. Its acreage is vital to the efficient development of oil and natural gas resources in the Permian Basin and is strategically located to support the growing surface, resource, infrastructure, and related commercial development needs of the power and other emerging industries in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

The information in this press release relates to EagleRock Land, LLC (the “Company,” “EROK,” “we,” “us” or “our”) and contains information that includes or is based upon “forward-looking statements.” All statements other than historical facts are forward-looking statements, and include statements regarding EROK’s future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and plans and objectives and intentions of management for the future. Words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy” or similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, projected in, or implied by, such statements.

Although EROK believes the expectations and forecasts reflected in its forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond its control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause EROK’s actual results to be materially different from those expressed in its forward-looking statements are described under the heading “Risk Factors” in its final prospectus filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2026 and the other reports and materials it files with the SEC. These factors include, but are not limited to: any statements regarding the Double Eagle V Dedication and the Acquisitions, including our ability to actively manage the new dedicated acreage and assets, the ability to renegotiate and modernize surface use agreements, creating new revenue opportunities and the expected benefits of the Double Eagle V Dedication and the Acquisitions, including expected accretion, integration plans, synergies, opportunities and anticipated future performance, customer demand for and use of EROK’s surface, resource, and water infrastructure assets; enforceability of its surface use agreements and other customer agreements; its operating partners’ success in executing their strategies; customers’ ability or decisions to develop EROK’s land or acquired acreage; global supply of and demand for energy, including OPEC+ production actions; customer and geographic concentration of its revenues; EROK’s ability to enter into favorable surface use, access, and fee contracts; EROK’s ability to maintain and renew leases and permits on state and federal land; changes in state and federal land use policies affecting its leased land; execution of EROK’s business strategies, including attracting customers; commodity price volatility; competition, including alternative resources; changes in the price and availability of services EROK’s customers need; planned or future expansion projects; advances or changes in energy technologies or practices; execution of EROK’s growth plans, including acquisitions and new revenue streams; deterioration of customers’ financial condition and access to capital; effects of customer consolidation on U.S. drilling and completions spending; customers’ ability to obtain necessary supplies and raw materials; EROK’s and its customers’ ability to obtain permits and government approvals; operational disruptions and related liability affecting EROK’s customers; EROK’s liquidity and access to capital markets; uncertainty of resource and reserve estimates; general economic, business, and industry conditions and market volatility; political instability or armed conflict in oil and gas producing regions; EROK’s level of indebtedness and ability to service it; title defects in acquired acreage; conditions in the markets for surface acreage; integration of acquired acreage and management of related growth; recruitment and retention of key personnel and service providers; changes in laws and regulations, including environmental and water-related rules; changes in tax rates and adverse tax outcomes; general political and regulatory conditions, including new legislation and trade and tax policies; severity and duration of health events, natural disasters, and severe weather; and evolving cybersecurity risks.

EROK cautions you not to place undue reliance on forward-looking statements contained in this release, which speak only as of the date hereof, and EROK is under no obligation, and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. This release may also contain information from third-party sources. This data may involve a number of assumptions and limitations, and EROK has not independently verified them and does not warrant the accuracy or completeness of such third-party information.

THIRD QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUES
Resource sales	$9,588	$11,928	$56,244	$36,082
Resource sales - related party	3,102	—	3,752	509
Surface use related revenues	11,032	4,547	20,066	9,713
Surface use related revenues - related party	244	—	244	—
Surface use royalties	2,193	1,055	4,428	2,156
Surface use royalties - related party	17,189	—	23,197	—

Total revenues	43,348	17,530	107,931	48,460
COSTS AND EXPENSES
Cost of sales (exclusive of depreciation and amortization)	3,849	5,281	14,809	14,889
Related party cost of sales	465	3,837	5,891	7,464
General and administrative expense	10,492	2,346	90,812	7,065
Related party general and administrative expense	192	4	198	235
Depreciation and amortization expense	15,889	4,559	30,755	10,397
Loss (gain) on sale of property, plant and equipment, net	—	—	9	30
Gain on investment in sales-type lease	—	—	(3,275)	—

Total operating expenses	30,887	16,027	139,199	40,080

INCOME (LOSS) FROM OPERATIONS	12,461	1,503	(31,268)	8,380
OTHER EXPENSE (INCOME)
Interest expense, net	903	6,391	11,549	15,174
Loss (gain) on extinguishment of debt	—	—	(20,352)	70,001

Total other expense (income)	903	6,391	(8,803)	85,175

INCOME (LOSS) BEFORE INCOME TAXES	11,558	(4,888)	(22,465)	(76,795)
Income tax expense (benefit)	286	—	436	—

NET INCOME (LOSS)	$11,272	$(4,888)	$(22,901)	$(76,795)

NET INCOME (LOSS) ATTRIBUTABLE TO PREDECESSOR	$—		$5,624
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	$9,165		$(23,070)

NET INCOME (LOSS) ATTRIBUTABLE TO EAGLEROCK LAND, LLC	$2,107		$(5,455)

Basic and diluted net income (loss) per Class A share	$0.08		$(0.21)
Basic and diluted weighted average Class A shares outstanding	26,490,396		26,450,820

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$12,294	$9,042
Accounts receivable, net	17,608	13,096
Accounts receivable - related party	16,127	—
Inventory	308	310
Prepaid expenses and other current assets	1,887	8,765

Total current assets	48,224	31,213
Property, plant and equipment, net	404,370	55,586
Right of use assets, net	1,471	1,565
Intangible assets, net	711,360	191,240
Goodwill	643,270	—
Net investment in sales-type lease	3,209	—
Deferred offering costs	—	1,459
Other noncurrent assets	5,612	947

TOTAL ASSETS	$1,817,516	$282,010

LIABILITIES AND SHAREHOLDERS’ AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$1,130	$4,433
Accounts payable - related party	325	2,684
Accrued liabilities	3,981	2,909
Current income taxes payable	675	42
Current deferred revenue	149	533
Current operating lease liability	124	492
Current debt - related party	—	6,038

Total current liabilities	6,384	17,131
Non-current liabilities
Operating lease liability, less current portion	1,350	1,019
Deferred tax liability, net	10,515	10,852
Deferred revenue, less current portion	—	94
Long-term debt	70,000	—
Long-term debt - related party, less current portion	—	294,629
Other noncurrent liabilities	2,729	—

Total non-current liabilities	84,594	306,594
SHAREHOLDERS’ AND MEMBERS’ EQUITY
Members’ deficit	—	(41,715)
Class A shares, unlimited shares authorized and 26,355,259 shares issued and outstanding as of September 30, 2026. None authorized, issued or outstanding as of December 31, 2025	351,296	—
Class B shares, unlimited shares authorized and 105,164,311 shares issued and outstanding as of September 30, 2026. None authorized, issued or outstanding as of December 31, 2025	20	—
Accumulated deficit	(5,455)	—

Total shareholders’ equity attributable to EagleRock Land, LLC	345,861	—
Noncontrolling interest	1,380,677	—

Total shareholders’ equity and members’ equity	$1,726,538	$(41,715)

TOTAL LIABILITIES AND EQUITY	$1,817,516	$282,010

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Free Cash Flow Conversion, Normalized Revenue, Normalized Adjusted EBITDA and Normalized Adjusted EBITDA Margin are supplemental non-GAAP financial measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures of financial performance presented in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our Financial Statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) plus interest, taxes, depreciation, amortization, depletion and accretion, which we refer to as “EBITDA” and to which we further add back share-based compensation and related employer payroll taxes, non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us and external users of our Financial Statements to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry, depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Our computations of these measures may differ from the computations of similarly titled measures of other companies.

Free Cash Flow, Free Cash Flow Margin and Free Cash Flow Conversion are performance measures used by our management and by external users of our Financial Statements, such as investors, research analysts and others, to assess our ability to generate cash from operations to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. To calculate Free Cash Flow, net income is adjusted by the same items discussed above for EBITDA and Adjusted EBITDA (other than interest expense and income tax expense / benefit) and then further adjusted for incurred capital expenditures, changes in accounts payable related to capital expenditures, non-cash interest expense, and non-cash tax expense. Free Cash Flow Margin is calculated as Free Cash Flow divided by total revenue. Free Cash Flow Conversion is calculated as Free Cash Flow divided by Adjusted EBITDA.

Management believes Free Cash Flow, Free Cash Flow Margin and Free Cash Flow Conversion are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities. Our computations of these measures may differ from the computations of similarly titled measures of other companies.

Normalized Revenue is used by our management and is useful to investors, research analysts and other external users of our Financial Statements to assess our operating performance on a basis that reflects our expected go-forward business following our initial public offering. Because our results for the three and six months ended June 30, 2026 include only a partial period of operations as a public company and do not reflect the full effect of certain items that we expect to characterize our operations on a go-forward basis, we present Normalized Revenue to illustrate what our Revenue would approximate had these items been in effect for the full periods presented. We define Normalized Revenue as Revenue adjusted for normalizing adjustments, which consist of the addition of revenue from assets contributed in the corporate reorganization in connection with our initial public offering and the exclusion of revenue attributable to our predecessor that are not expected to recur on a go-forward basis.

Normalized Adjusted EBITDA and Normalized Adjusted EBITDA Margin are used by our management and are useful to investors, research analysts and other external users of our Financial Statements to assess our operating performance on a basis that reflects our expected go-forward business following our initial public offering. Because our results for the three and six months ended June 30, 2026 include only a partial period of operations as a public company and do not reflect the full effect of certain items that we expect to characterize our operations on a go-forward basis, we present Normalized Adjusted EBITDA to illustrate what our Adjusted EBITDA would approximate had these items been in effect for the full periods presented. We define Normalized Adjusted EBITDA as Adjusted EBITDA further adjusted for normalizing adjustments, which consist of the addition of revenue from assets contributed in the corporate reorganization in connection with our initial public offering; the exclusion of revenue attributable to our predecessor that are not expected to recur on a go-forward basis; operating costs associated with newly acquired surface acreage and assets from the Shallow Valley Contribution; amortization of RSU expense on a normalized basis; and other general and administrative expenses associated with operating as a public company. We define Normalized Adjusted EBITDA Margin as Normalized Adjusted EBITDA divided by Normalized Revenue.

Management believes Normalized Adjusted EBITDA and Normalized Adjusted EBITDA Margin are useful because they allow us and external users of our Financial Statements to evaluate the earnings profile we expect to result from operating as a public company over the whole period for which the measures are given, giving effect to items listed above. The normalizing adjustments reflect management’s estimates of the annualized or go-forward effect of these items and are based on assumptions that management believes to be reasonable. These are not prepared in accordance with Article 11 of Regulation S-X or otherwise intended to represent pro forma financial information. The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Free Cash Flow, Free Cash Flow Margin and Free Cash Flow Conversion for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Three Months Ended September 30,	Nine Months Ended September 30,
(in thousands)	2026	2026	2026	2026
Net income (loss)	$3,363	$(37,536)	$11,272	$(22,901)
Adjustments:
Depreciation and amortization	4,591	10,275	15,889	30,755
Non Cash Interest	(2,454)	(1,564)	187	(3,831)
Non Cash Taxes	(18)	(155)	(165)	(338)
Gain on investment in sales-type lease	(3,275)	—	—	(3,275)
Gain on extinguishment of debt	—	(20,352)	—	(20,352)
Share-based compensation - IPO share-based compensation expense	—	57,350	1,023	58,373
Share-based compensation - RSU share-based compensation expense	—	4,088	4,370	8,458
Share-based compensation - PSU share-based compensation expense	—	—	239	239
Transaction-related expenses(1)	3,079	11,267	30	14,376
Other(2)	—	9	—	9
Capital Expenditures	(835)	(949)	(1,087)	(2,871)

Free Cash Flow	$4,451	$22,433	$31,758	$58,642

Free Cash Flow Margin	19.3%	54.0%	73.3%	54.3%
Free Cash Flow Conversion	32.2%	75.2%	93.4%	75.5%

(1)

Transaction-related expenses consist of non-recurring professional services expenses, including banker fees, legal and professional fees and integration costs directly attributable to completed or contemplated transactions, including the IPO. We do not adjust for ongoing integration or optimization costs unless they are incremental, and directly attributable to the transaction.

(2)	Other consists of (gain) loss on sale of assets.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Three Months Ended September 30,	Nine Months Ended September 30,
(in thousands)	2026	2026	2026	2026
Net income (loss)	$3,363	$(37,536)	$11,272	$(22,901)
Adjustments:
Depreciation and amortization	4,591	10,275	15,889	30,755
Interest expense	5,834	4,812	903	11,549
Income tax expense (benefit)	230	(80)	286	436

EBITDA	$14,018	$(22,529)	$28,350	$19,839
Gain on investment in sales-type lease	(3,275)	—	—	(3,275)
Gain on extinguishment of debt	—	(20,352)	—	(20,352)
Share-based compensation - IPO share-based compensation expense	—	57,350	1,023	58,373
Share-based compensation - RSU share-based compensation expense	—	4,088	4,370	8,458
Share-based compensation - PSU share-based compensation expense	—	—	239	239
Transaction-related expenses(1)	3,079	11,267	30	14,376
Other(2)	—	9	—	9

Adjusted EBITDA	$13,822	$29,833	$34,012	$77,667

Adjusted EBITDA Margin	59.9%	71.8%	78.5%	72.0%

(1)

Transaction-related expenses consist of non-recurring professional services expenses, including banker fees, legal and professional fees and integration costs directly attributable to completed or contemplated transactions, including the IPO. We do not adjust for ongoing integration or optimization costs unless they are incremental, and directly attributable to the transaction.

(2)	Other consists of (gain) loss on sale of assets for the three and nine months ended September 30, 2026.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Normalized Adjusted EBITDA for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
(in thousands)	2026	2026	2026
Net income (loss)	$3,363	$(37,536)	$(34,173)
Adjustments:	—
Depreciation and amortization	4,591	10,275	14,866
Interest expense	5,834	4,812	10,646
Income tax expense (benefit)	230	(80)	150

EBITDA	$14,018	$(22,529)	$(8,511)

Gain on investment in sales-type lease	(3,275)	—	(3,275)
Gain on extinguishment of debt	—	(20,352)	(20,352)
Share-based compensation - IPO share-based compensation expense	—	57,350	57,350
Share-based compensation - RSU share-based compensation expense	—	4,088	4,088
Transaction-related expenses(1)	3,079	11,267	14,346
Other(2)	—	9	9

Adjusted EBITDA	$13,822	$29,833	$43,655

Normalizing adjustments:
Double Eagle Royalty	11,718	6,186	17,904
Shallow Valley Revenue	5,166	2,485	7,651
Convert Hydrosource Revenue to Royalty	(4,574)	(3,407)	(7,981)
Add Shallow Valley Costs	(943)	(352)	(1,295)
Carve Out Hydrosource Costs	3,766	2,111	5,877
Public Company G&A	(1,410)	(611)	(2,021)

Normalized Adjusted EBITDA	$27,545	$36,245	$63,790

Net income (loss) margin	14.6%	(90.4)%	(52.9)%
Adjusted EBITDA Margin	59.9%	71.8%	67.6%
Normalized Adjusted EBITDA Margin	77.9%	77.5%	77.6%

(1)

Transaction-related expenses consist of non-recurring professional services expenses, including banker fees, legal and professional fees and integration costs directly attributable to completed or contemplated transactions, including the IPO. We do not adjust for ongoing integration or optimization costs unless they are incremental, and directly attributable to the transaction.

(2)	Other consists of (gain) loss on sale of assets for the three and six months ended June 30, 2026.

The following table sets forth a reconciliation of Revenue as determined in accordance with GAAP to Normalized Revenue for the periods indicated.

	Three Months Ended March 31,	Three Months Ended June 30,	Six Months Ended June 30,
(in thousands)	2026	2026	2026
Reported revenue	$23,056	$41,526	$64,581
Normalizing adjustments:
Double Eagle Royalty	11,718	6,186	17,904
Shallow Valley Revenue	5,166	2,485	7,651
Convert Hydrosource Revenue to Royalty	(4,574)	(3,407)	(7,981)

Normalized Revenue	$35,366	$46,790	$82,155

Investor Contact:

Neal Shah

President and Chief Financial Officer

EagleRock Land, LLC

info@erok.com; (713) 280-7002